Media:	Investor Relations:
Caitlin Cieslik-Miskimen	Ronald A. Both
Antenna Group for ECOtality	Liolios Group
caitlin@antennagroup.com	ECTY@liolios.com
(201) 294-0199	(949) 574-3860

ECOtality Taps China’s Electric Vehicle Market with New
Joint Venture

Newly-formed Tianjin Eco-Power Technology to Manufacture and Distribute
ECOtality EV Charging Products in China

SAN FRANCISCO and TIANJIN, CHINA – Wednesday, June 27, 2012 – ECOtality, Inc. (NASDAQ:ECTY), a leader in electric vehicle (EV) charging technologies with the world’s largest connected EV charging network, has joined forces with Changchun Eco-Power Technology Co., Ltd. to address China’s recently adopted ‘12th Five-Year Plan’ for developing the nation’s EV industry.

To encourage the mass market adoption of EVs, the new plan calls for establishing a network of 2,000 charging stations with 400,000 EV chargers in more than 20 pilot cities across China by 2015.

The partners have established a new joint venture entity, Tianjin Eco-Power Technology Co, Ltd., which will manufacture and distribute ECOtality charging products for a range of EVs, including two and three-wheel vehicles, buses, material handling equipment, and airport ground support—all specifically designed for the regional marketplace. Operations will involve a new assembly facility established in Tianjin.

“China is rapidly expanding its leadership position in the electric vehicle market by implementing fleets and public transit applications that require high-power charging solutions like ECOtality produces,” said Jonathan Read, CEO of ECOtality, Inc. “Forming this joint venture with the highly capable management team of Changchun Eco-Power allows us to immediately address this tremendous greenfield opportunity.”

Wei Lu, CEO of Changchun Eco-Power Technology, commented: “Our joint venture with ECOtality, clearly the world leader in EV charging network technology, will greatly accelerate our market penetration, and enable us to participate in the exciting opportunities generated by the development of China’s EV infrastructure.”

According to Pike Research, the Asia Pacific region will continue to lead the world in the sale of electric vehicles. During 2012, Pike Research estimates that global EV sales will surpass 257,000 units, nearly half of which will be sold in the Asia market.

As is standard practice, the establishment of the joint venture and valuation of the capital contributions are subject to the final approval of China’s government authorities.

About ECOtality

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, please visit www.ecotality.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.